Exhibit 3.16

Corporations Law

Constitution

of

Koppers Australia Pty Ltd

(ACN 000 566 629)

BAKER & MCKENZIE

Solicitors

Level 39, Rialto	Level 26, AMP Centre
525 Collins Street	50 Bridge Street
MELBOURNE VIC 3000	SYDNEY NSW 2000
Tel: (03) 9617-4200	Tel: (02) 9225-0200
Fax: (03) 9614-2103	Fax: (02) 9223-7711

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	7.6	Adjournment of general meeting	8
	7.7	Notice of adjourned meeting	8

8.	Voting		9

	8.1	Resolution determined by majority At a general meeting:	9
	8.2	Votes	9
	8.3	Voting by joint holders	9
	8.4	Attorney of Member	10

9.	Proxies		10

	9.1	Instrument appointing proxy	10
	9.2	Deposit of proxy with Company	10
	9.3	Validity of vote given in accordance with proxy	10
	9.4	Form of proxy	11

10.	Resolutions without meetings		11

	10.1	Where only one Member	11
	10.2	Where more than one Member	11

11.	Directors		11

	11.1	Number of Directors	11
	11.2	Residence of Directors	11
	11.3	Consent and Share qualification	11
	11.4	Election of Directors by Company	11
	11.5	Directors may fill casual vacancies or appoint additional Directors	12
	11.6	Auditor cannot be Director	12
	11.7	Alternate Director	12

12.	Directors’ terms of tenure		13

	12.1	Directors’ tenure of office	13
	12.2	Retiring Director eligible for re-election	13
	12.3	Removal of Director by the Company	13
	12.4	Vacation of office	13

13.	Proceedings of Directors		13

	13.1	Board meetings and quorum for Board meetings	13
	13.2	Use of technology	14
	13.3	Calling of Board meeting and place of meeting	14
	13.4	Board meeting competent to exercise all powers	14
	13.5	Resolution passed deemed to be determination of Board	14
	13.6	Chairman of Board meetings	14
	13.7	Questions to be decided by majority	15
	13.8	Resolutions without meetings	15
	13.9	Committee powers and meetings	15
	13.10	Validity of acts of Directors	15

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14.	Directors’ contracts		15

	14.1	Directors not disqualified from holding office or contracting with the Company	15
	14.2	Director may hold office or act in professional capacity Subject to the Law, a Director:	16
	14.3	Director may vote on contract in which he is interested	16
	14.4	Director not deemed to be interested in certain contracts or arrangements	16
	14.5	Directors to declare interest	16
	14.6	Directors to declare potential conflicts	17
	14.7	Secretary to record declarations of Directors	17
	14.8	Effect of failure to make or record disclosures	17

15.	Powers of Directors		17

	15.1	Powers of Directors	17
	15.2	Powers to borrow or raise money	17
	15.3	Directors may vote Shares in other corporations	17
	15.4	Security over the Company’s assets	17

16.	Executive Directors		18

	16.1	Managing Director	18
	16.2	Remuneration of executive Directors	18
	16.3	Directors may confer powers on executive Directors	18

17.	Local management and attorneys		18

	17.1	Local Boards and agencies	18
	17.2	Appointment of attorney	19
	17.3	Sub-delegation of powers	19

18.	Directors’ remuneration		19

	18.1	Remuneration of non-executive Directors	19
	18.2	Additional remuneration for extra services	19
	18.3	Expenses of Directors	19

19.	Minutes and registers to be kept		19

	19.1	Minutes	19
	19.2	Registers	20
	19.3	Overseas branch registers	20

20.	The Secretary		20

21.	The Seal		21

	21.1	Use of the Seal	21

22.	Negotiable Instruments		21

23.	Reserves fund		21

	23.1	Reserves	21
	23.2	Carry forward of profits	21
	23.3	Revaluation of assets	21

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24.	Dividends		21

	24.1	Power to declare dividends vested in Directors	21
	24.2	Apportionment of dividends	22
	24.3	Selective dividends	22
	24.4	Dividends may be payable in foreign currency	22
	24.5	Dividends only payable out of profits Dividends may only be paid out of the profits of the Company.	22
	24.6	No interest payable on dividends	22
	24.7	Directors may retain certain dividends	22
	24.8	Payment of dividends	23
	24.9	Dividend payable by distribution of assets	23

25.	Capitalisation of profits		24

	25.1	Capitalisation of profits	24
	25.2	Directors’ powers in relation to capitalisation of profits Where a resolution is passed under the previous clause, the Directors may.	24

26.	Financial statements		24

	26.1	Financial records	24
	26.2	Financial statements/reports	25

27.	Audit		25

	27.1	Auditors	25
	27.2	Approval of financial statements	25

28.	Inspection of records		25

29.	Notices		26

	29.1	Service of notices by the Company	26
	29.2	Posting notices to overseas Members	26
	29.3	Notices to joint holders	26
	29.4	Notice deemed to be served	26
	29.5	Service by post	26
	29.6	Notices to Members whose whereabouts unknown	27
	29.7	Notices binding on transferees	27
	29.8	Notice to deceased or bankrupt Members	27
	29.9	Signing of notices	27
	29.10	Counting of days	27

30.	Winding up		28

	30.1	Distribution of assets	28
	30.2	Fee or commission paid to liquidator to be approved in general meeting	28
	30.3	Distribution in specie	28
	30.4	Distribution of assets other than in accordance with legal rights	28
	30.5	Distribution on partly paid Shares	28

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31.	Indemnity and insurance		29

	31.1	Indemnity of officers of the Company	29
	31.2	Insurance	29

32.	Overriding provisions		29

	32.1	Rights of majority Shareholder	29

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A Company Limited by Shares

Constitution

of

Koppers Australia Pty Ltd

ACN 000 566 629

1.	Preliminary

1.1	Definitions

In this Constitution, unless the context otherwise requires:

““A” Shares” means the “A” Shares created under the Articles and registered in the name of World Wide Ventures Corporation as at the date of adoption of this Constitution;

“Alternate Director” means a person appointed as alternate director under clause 10.7;

“Articles” means the Memorandum and Articles of Association of the Company in force immediately prior to the adoption of this Constitution;

“Board” means the Directors acting as a board of Directors;

““B” Shares” means the “B” Shares created under the Articles and registered in the name of World Wide Ventures Corporation as at the date of adoption of this Constitution;

“Constitution” means the Constitution of the Company for the time being in force;

““C” Shares” means the “C” Shares created under the Articles and registered in the name of Koppers Investment Subsidiary Pty Ltd (ACN 081 552 614) as at the date of adoption of this Constitution;

“Company” means Koppers Australia Pty Ltd;

“Directors” means the Directors of the Company from time to time including an Alternate Director and “Director” means any one of them;

“Financial Year” has the same meaning as in the Law;

“Law” means the Corporations Law;

“Member” means a person who is entered in the Members’ Register as the holder of Shares in the capital of the Company;

“Members’ Register” means the register of Members to be kept by the Company under the Law;

“Month” means calendar month;

“Office” means the registered office for the time being of the Company;

“Ordinary Shares” means the “A” Shares and the “B” Shares;

“Related Body Corporate” has the same meaning as in the Law;

“Seal” means the common seal of the Company or, where appropriate, the duplicate seal or the official seal;

“Secretary” means a person appointed as secretary from time to time, and includes any person appointed to perform the duties of secretary on a temporary basis and any properly appointed assistant secretary;

“Share” or “Shares” means a share or shares in the capital of the Company; and

“Special Resolution” has the same meaning as in the Law.

1.2	Interpretation

In this Constitution, unless the context otherwise requires:

(a)	a reference to:

(i)	the singular includes the plural and vice versa;

(ii)	a gender includes every gender;

(iii)	the Law, any section, regulation or schedule of the Law or any other legislation are references to that law as amended, consolidated, supplemented or replaced;

(iv)	“in writing” or “written” includes printing, lithography, photography and other means of representing or reproducing words in a visible form;.

(v)	“paid up” or “paid” includes credited as paid up or paid;

(vi)	“dividend” includes bonus,

(vii)	any person include references to any individual, company, body corporate, association, partnership, firm, joint venture, trust or government agency;

(viii)	the word “including” or “includes” means “including but not limited to” or “including without limitation”; and

(b)	headings are for convenience only and must be ignored in interpreting this Constitution.

1.3	Replaceable rules not to apply

The regulations contained in the provisions of the Law that apply as replaceable rules do not apply to the Company.

1.4	Constitution subject to the Law

This Constitution is subject to the Law and where there is any inconsistency between a clause of this Constitution and the Law, the Law prevails to the extent of the inconsistency.

2.	Capital

2.1	Unissued Shares under the control of Directors

Any unissued Shares (including any new Shares created on an increase of capital) will be under the control of the Directors. The Directors:

(a)	may allot or otherwise dispose of unissued Shares to any person, on terms and conditions, including the issue price and at any times that the Directors think fit;

(b)	have full power to give any person a call or option over any Shares and (subject to the Law) during any time and for any consideration that the Directors think fit;

(c)	may issue Shares with any preferential, deferred or special rights, privileges or conditions or with any restrictions (whether about dividends, voting, return of Share capital or otherwise) that the Directors determine; and

(d)	will ensure that no preference Shares are allotted unless the rights and restrictions attaching to the Shares are set out in this Constitution.

2.2	Company may issue preference Shares

The Company may issue preference Shares which are, or at the option of the Company are, liable to be redeemed. The terms on which and the manner in which the preference Shares are to be redeemed will, if permitted by law, be specified in the conditions of issue of the preference Shares.

2.3	Recognition of other interests in Shares

Subject to the Law, the Company is entitled to treat the registered holder of any Shares as the absolute owner of those Shares and is not bound to recognise any equitable or other claim to or interest in the Shares on the part of any person.

2A	Classes of Shares

The Company has two classes of Shares on issue:

(a)	Ordinary Shares; and

(b)	“C” Shares,

which save as otherwise provided in this Constitution shall be equal in all respects.

2B	Ratio of Shares

Notwithstanding anything else contained in this Constitution, the Ordinary Shares and “C” Shares so to be issued shall be offered for subscription in the first instance in the ratio of eighty-five (85) Ordinary Shares and fifteen (15) “C” Shares and shall be so offered at the same price and on the same terms and conditions.

3.	Certificates

3.1	Issue of certificates

The certificate of title to Shares must be issued under the Seal and must include all information required by the Law.

3.2	Entitlement of Member to certificate

(a)	Subject to subclause (b), every Member will be entitled free of charge to 1 certificate for the Shares registered in their name or to several certificates each for a reasonable proportion of those Shares.

(b)	Where Shares are registered in the names of 2 or more persons, only 1 certificate is required to be issued for those Shares.

3.3	Application to register transfer of Shares

Where an application to register the transfer of any Shares or to register any person as a Member for any Shares which may have been transmitted to that person by operation of law is made, the certificate for those Shares must be given to the Company for cancellation and a new certificate specifying the Shares transferred or transmitted must be given to the transferee or transmittee. If registration is required for only some of the Shares specified on the certificate given to the Company, a new certificate specifying the Shares remaining untransferred or untransmitted must be given to the transferor.

3.4	Replacement of worn out or defaced certificates

If any certificate is worn out or defaced, the Directors may, if it is given to the Company, cancel it and issue a new or duplicate certificate.

3.5	Replacement of lost or destroyed certificates

If any certificate is lost or destroyed, the Directors may order that a new certificate be issued after being given:

(a)	evidence of loss or destruction as required by the Law;

(b)	an undertaking that the certificate will be returned (if found) as required by the Law; and

(c)	if the Directors consider it necessary, a bond or indemnity as the Directors may require under the Law.

4.	Transfer of Shares

4.1	Transfer document

Subject to this Constitution, a Member may transfer all or any Shares by delivering a transfer document duly stamped (if necessary) to the Company. The transfer document must be in writing in the usual or common form or in such other form as the Directors may from time to time prescribe or, in particular circumstances, agree to accept.

4.2	Execution of instrument of transfer and completion of transfer

The instrument of transfer of any Share must be signed by or on behalf of the transferor and the transferor remains the holder of the Share until the name of the transferee is entered in the Members’ Register as the holder of the Share.

4.3	Directors may refuse to register transfer

The Directors may refuse to register any transfer of Shares to a transferee of whom they do not approve and need not provide any reason for their refusal. Where the Directors refuse to register a transfer, they must send notice of the refusal to the transferee within 2 Months from the date on which the transfer was lodged with the Company. Failure to give notice will not invalidate the decision of the Directors.

4.4	Registration procedure

Every instrument of transfer must be left at the Office with the certificate for the Shares to be transferred and any other evidence the Directors may require to prove the title of the transferor or their right to transfer the Shares. All instruments of transfer that are registered must be retained by the Company but any instrument of transfer which the Directors refuse to register will (except in the case of fraud or suspected fraud) be returned on demand to the person who deposited that instrument.

4.5	Transmission on merger

The merger of any 2 or more corporations under the laws of any jurisdiction will be a transmission of rights.

4.6	Transmission on death or bankruptcy and election

(a)	A person who becomes entitled to a Share because of the mental incapacity, death or bankruptcy of a Member or otherwise by operation of law may, on producing evidence of the person’s entitlement which the Directors may require, elect either to be registered as a holder of the Share or may nominate some other person to be registered as the transferee of that Share.

(b)	If the person elects to be registered, the person must give the Company a written notice signed by the person stating the election. If the person elects to have another person registered, the person must sign a transfer of the Share in favour of that person. All the limitations, restrictions and provisions of this Constitution relating to the right to transfer, the form of transfer and the registration of transfers of Shares are applicable to that notice or transfer.

5.	Modification of rights

5.1	Modification of rights of class of Shares

If the share capital of the Company, whether by reason of the issue of preference Shares or otherwise, is divided into different classes of Shares, all or any of the rights and privileges attaching to any class (unless otherwise provided by the terms of issue of the Shares of that class) may be varied or abolished in any way with the consent in writing of the Members entitled to vote for at least 75% of the issued Shares of the class or with the sanction of a resolution passed by the Members entitled to vote for at least 75% of the issued Shares of the class. At any meeting to approve such a resolution:

(a)	the quorum will be Members present personally or by proxy and entitled to vote for at least 5% of the issued Shares of the class;

(b)	if a quorum is not present within 30 minutes of the time appointed for the commencement of the meeting, it will be adjourned to the same day in the next week at the same time and place. If no quorum is present at the adjourned meeting, it will be dissolved; and

(c)	the provisions contained in this Constitution about notice of meetings, the appointment of a chairman and of proxies, attorneys and representatives, the depositing and form and validity of proxies and the conduct of general meetings will apply to the meeting.

5.2	No consent or sanction required for redemption

No consent or sanction referred to in the previous clause is required for the redemption of any Shares or any other alteration of rights attaching to any Shares where that redemption or alteration complies with the terms of issue of those Shares.

5.3	Variation by issue of further Shares ranking equally

The rights conferred on the holders of the Shares of any class issued with preferred or other rights will, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking equally for those preferred or other rights.

6.	General meetings

6.1	General meetings

Subject to s249R of the Law general meetings of the Company may be held within or outside Australia and may be convened at any time.

6.2	Calling of general meetings

In relation to the convening of general meetings:

(a)	any Director may call general meetings to be held at any place the Director thinks fit; and

(b)	the Directors must call, and arrange to hold, a general meeting within 21 days after being requested to do so by members with at least 5% of the votes that may be cast at the general meeting or at least 100 members who are entitled to vote at the general meeting.

6.3	Notice of general meetings

Except as permitted by the Law, at least 21 days’ notice of every general meeting or meeting of any class of Members must be given in the manner provided by this Constitution to the Members and the persons entitled under this Constitution to receive notices.

6.4	Contents of notice of general meetings

Every notice convening a general meeting must comply with the requirements of section 249L of the Law.

7.	Proceedings at general meeting

7.1	Quorum for general meeting

No business will be transacted at any general meeting unless a quorum is present at the beginning of the business. A quorum is constituted by:

(a)	where the Company has a single Member, that Member; and

(b)	where the Company has 2 or more Members, 2 Members present in person or by attorney or proxy.

7.2	Representative of body corporate

Where:

(a)	a person present at a meeting is authorised to act as the representative of a body corporate at the meeting under an authority given by the body corporate under section 250D of the Law; and

(b)	the person is not otherwise entitled to be present at the meeting;

the body corporate will, for the purposes of this Constitution, be deemed to be present in person at the meeting.

7.3	No quorum

If a quorum is not present within 20 minutes after the time appointed for the meeting, any meeting convened on a requisition of Members will be dissolved but any other meeting will be adjourned to the same day in the next week at the same time and place or to such other day, time and place that the Directors may appoint by notice to the Members. If at the adjourned meeting a quorum is not present, the meeting will be dissolved.

7.4	Chairman of general meeting

The chairman of the Directors, or, in the chairman’s absence, the deputy chairman (if any), is entitled to take the chair at every general meeting. If there is no chairman or if at any meeting the chairman is not present within 15 minutes after the time appointed for holding the meeting or if the chairman is unwilling to act, the Directors present may choose a chairman. If the Directors do not choose a chairman, the Members present must choose 1 of the Directors to be chairman and if no Director is present or willing to take the chair, the Members must choose someone to be chairman.

7.5	Powers of chairman

At any general meeting, a declaration by the chairman that a resolution has been carried or carried by a particular majority or not carried and a recording of that declaration in the minute book will be conclusive evidence of the fact without proof of the number or proportion of votes recorded in favour of or against that resolution.

7.6	Adjournment of general meeting

The chairman of a general meeting may, with the consent of the meeting, adjourn the meeting from time to time and from place to place, but only business left unfinished at the original meeting may be transacted at the adjournment.

7.7	Notice of adjourned meeting

If any general meeting is adjourned for more than 21 days, a notice of the adjournment must be given to Members of the Company in the same manner as notice was or ought to have been given of the original meeting. In the case of all other adjournments, it is not necessary to give notice of an adjournment or of the business to be transacted at an adjourned meeting.

8.	Voting

8.1	Resolution determined by majority At a general meeting:

(a)	all questions submitted to the meeting will be decided by a simple majority of votes except where a greater majority is required by this Constitution or the Law;

(b)	if necessary the chairman will have a casting vote in addition to the vote or votes to which the chairman may be entitled as a Member; and

(c)	in the first instance, voting will be on a show of hands. A poll may be demanded on any question before the close of the meeting by the chairman, any Member, or their proxy, attorney or representative. The chairman must decide in each case the manner in which a poll will be taken, but in all cases the chairman must ascertain the number of votes attaching to Shares held or represented by persons voting in favour of a resolution and the number of votes attaching to Shares held or represented by persons voting against the resolution. Any dispute about the admission or rejection of a vote must be determined by the chairman and the chairman’s determination made in good faith will be final and conclusive.

8.2	Votes

(a)	Subject to the rights attaching to any class of Shares, on a show of hands every person present as a Member or as a representative, proxy or attorney of a Member will have 1 vote and (subject to subclause (c)) on a poll every Member present in person or by proxy, attorney or representative will have 1 vote for each Share held by that person.

(b)	A person entitled to cast more than 1 vote on a poll need not use all their votes or cast all the votes they use in the same way.

(c)	Subject to any restrictions affecting a class of Members, a Member holding any Shares on which no moneys are due and payable to the Company is entitled to receive notices and to attend any general meeting and to vote and be counted in a quorum even if moneys are then due and payable to the Company by that Member for other Shares held by that Member. On a poll, a Member will only be entitled to vote for Shares held by the Member on which no moneys are due and payable to the Company at the time the poll is taken.

8.3	Voting by joint holders

Where there are joint registered holders of any Share, any joint holder may vote at any meeting either personally or by proxy or attorney for the Shares as if the Member were solely entitled to those Shares, but if more than 1 joint holder is present at any meeting (whether personally, by proxy or by attorney) and tenders a vote, only the vote of the joint holder whose name appears first in the register counts. Several legal personal representatives of a deceased Member will for the purpose of this clause be deemed to be joint holders of the Shares registered in the name of that Member.

8.4	Attorney of Member

Any Member may appoint an attorney to act on their behalf at all meetings of the Company or all meetings of the Company during a specified period Before the first meeting at which the attorney acts on the Member’s behalf, a power of attorney must be deposited at the Office or at any place specified in the notice convening that meeting. At the first meeting and at any subsequent meeting to which the power of attorney may relate, the attorney must hand to the chairman of the meeting a properly executed declaration of non-revocation of the power of attorney.

8A	Voting restriction on “C” Shares

Notwithstanding anything herein contained, the “C” Shares shall not confer upon any holder for the time being thereof (or such holder’s proxy or attorney) any right to vote whether on a show of hands or on a poll.

9.	Proxies

9.1	Instrument appointing proxy

The instrument appointing a proxy must be in writing signed by the appointor or by the appointor’s attorney properly authorised in writing, or, if the appointor is a body corporate, under its common seal or signed by at least 2 of its officers.

9.2	Deposit of proxy with Company

(a)	An appointment of a proxy for a meeting of the Member’s must comply with the provisions of section 250B of the Law.

(b)	An instrument appointing a proxy will only be valid 12 Months from the date of its execution unless it states that it is valid for all meetings until revoked, except that any instrument may be used at any adjournment of the meeting for which it was originally intended.

9.3	Validity of vote given in accordance with proxy

Unless the Company has received written notice of the matter before the start or resumption of the Member’s meeting at which a proxy or an attorney votes, a vote cast by the proxy or attorney will be valid even if, before the proxy or attorney voted:

(a)	the Member dies;

(b)	the Member is mentally incapacitated;

(c)	the Member revokes the proxy’s or attorney’s appointment;

(d)	the Member revokes the authority under which the proxy was appointed by a third party; or

(e)	the Member transfers the Share for which the proxy was given.

9.4	Form of proxy

Every instrument of proxy must comply with the provisions of section 250A of the Law. The instrument of proxy may be worded so that a proxy may be directed to vote either for or against each of the resolutions to be proposed. Any instrument of proxy deposited in accordance with this Constitution in which the name of the appointee is not filled will be deemed to be given in favour of the chairman of the meeting to which it relates.

10.	Resolutions without meetings

10.1	Where only one Member

Where the Company has only one Member, any resolution may be passed without a general meeting being held if that Member (or being a corporation, its duly authorised representative) records the resolution and signs the record.

10.2	Where more than one Member

Where the Company has more than one Member, any resolution, other than a resolution to remove an auditor under section 329 of the Law, may be passed without a general meeting being held if all the Members entitled to vote on the resolution (or being corporations, their duly authorised representatives) sign a statement that they are in favour of a resolution set out in the document. Identical copies of the document and accompanying information may be distributed for signing by different Members. The resolution is passed when the last Member signs the document.

11.	Directors

11.1	Number of Directors

The number of the Directors must not be less than 1, nor, until otherwise determined by the Company in general meeting, more than 10. A body corporate cannot be appointed as a Director.

11.2	Residence of Directors

At least 1 of the Directors must be a natural person who ordinarily resides in Australia.

11.3	Consent and Share qualification

Before being appointed as a Director a person must give the Company a signed consent to act as Director which must be retained by the Company. A Director does not need to hold any Shares in the Company.

11.4	Election of Directors by Company

The election of Directors (including election of additional Directors and filling of current vacancies) must be by resolution of the Company in general meeting.

11.5	Directors may fill casual vacancies or appoint additional Directors

Notwithstanding the previous clause, the Directors also have the power at any time to appoint any other person as a Director, either to fill a casual vacancy or as an addition to the Board, except that the total number of Directors must not at any time exceed the maximum number for the time being fixed by or under this Constitution.

11.6	Auditor cannot be Director

Subject to the Law, an auditor of the Company or partner or employee or employer of an auditor must not be appointed a Director or an Alternate Director.

11.7	Alternate Director

Subject to the Law, each Director may by writing under hand or by facsimile or other form of visible communication appoint any person (whether or not a Member) to act as an Alternate Director in the Director’s place during that period the Director thinks fit. Any Alternate Director:

(a)	may be removed or suspended from office by written notice to the Company from the Director who appointed the Alternate Director;

(b)	is entitled to receive notice of meetings of the Board, to attend meetings (if the Director who appointed the Alternate Director is not present) and to be counted towards a quorum at meetings;

(c)	is entitled to vote at meetings he or she attends on all resolutions on which the appointor could vote had he or she attended and, where the alternate is a Director in the alternate’s own right, will have a separate vote on behalf of the Director the alternate is representing in addition to the alternate’s own vote;

(d)	need not be the holder of any Shares in the Company;

(e)	may exercise any powers that the appointor may exercise in the alternate’s own right where the appointor is unavailable for any reason except the power to appoint an Alternate Director. The action of an Alternate Director will be conclusive evidence as against third parties of the unavailability of the appointor;

(f)	will automatically vacate office if the Director who appointed the alternate is removed or otherwise ceases to hold office for any reason;

(g)	whilst acting as a Director is responsible to the Company for the alternate’s own acts and defaults and will not be deemed to be the agent of the appointor;

(h)	will not be entitled to receive any remuneration from the Company but will be entitled to reimbursement for reasonable travelling and other expenses incurred by the alternate in attending meetings of the Board or otherwise on the Company’s business;

(i)	will not be taken into account in determining the number of Directors for the purposes of this Constitution; and

(j)	may act as an alternate for more than 1 Director.

11A	“C” Director

The member or members holding the “C” Shares shall together and not otherwise have the right to appoint one (1) Director (hereinafter called the ““C” Director”). Any “C” Director may be removed by vote of the members holding a majority of the “C” Shares. Notwithstanding anything herein contained, the “C” Director (or his alternate) shall have no vote as a Director of the Company.

12.	Directors’ terms of tenure

12.1	Directors’ tenure of office

Subject to the Law, each Director will hold office until removed under this Constitution or until the Director’s office is vacated under this Constitution.

12.2	Retiring Director eligible for re-election

A Director who retires or whose office is vacated under this Constitution is eligible for election or re-election to the Board except as expressly provided in this Constitution.

12.3	Removal of Director by the Company

The Company may by resolution remove any Director at any time.

12.4	Vacation of office

(a)	The office of a Director will be automatically vacated if the Director:

(i)	becomes insolvent under administration;

(ii)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the laws relating to mental health;

(iii)	resigns office by notice in writing to the Company; or

(iv)	vacates office or is prohibited from being a Director under any of the provisions of the Law or any order made under the Law.

(b)	A Director whose office is vacated under subclauses(a)(i), (a)(ii) or (a)(iv) of this clause will not be eligible for re-election until the disability (or disabilities) referred to is (or are) removed.

13.	Proceedings of Directors

13.1	Board meetings and quorum for Board meetings

(a)	Unless subclause (b) of this clause applies:

(i)	the Directors may meet for the dispatch of business and adjourn and

(ii)	otherwise regulate their meetings as they think fit;

(iii)	the Directors may determine the quorum necessary for the transaction of business;

(iv)	until a determination under subclause (a)(ii) of this clause is made, the quorum will be 2 Directors; and

(v)	if a quorum is present at the beginning of the meeting, it is deemed to be present throughout the meeting even if a Director absents himself or herself, or absents from voting, for any reason.

(b)	In the event of a vacancy or vacancies in the office of a Director or offices of Directors, the remaining Directors may act but, if the number of remaining Directors is not sufficient to constitute a quorum at a meeting of Directors, they may only act for the purposes of increasing the number of Directors to a number sufficient to constitute a quorum or of convening a general meeting of the Company.

13.2	Use of technology

A Directors’ meeting may be called or held using any technology consented to by all the Directors. The consent may be a standing one. A Director may only withdraw their consent within a reasonable period before a meeting.

13.3	Calling of Board meeting and place of meeting

A Director may at any time and the Secretary on the request of a Director must call a meeting of Directors. Meetings may be held outside Australia.

13.4	Board meeting competent to exercise all powers

A meeting of the Directors at which a quorum is present may exercise all or any of the powers and discretions vested in or exercisable by the Directors generally.

13.5	Resolution passed deemed to be determination of Board

Any resolution properly passed at a duly convened meeting of the Directors at which a quorum is present will be deemed to be a determination by all the Directors of the Board for the purposes of this Constitution.

13.6	Chairman of Board meetings

The Directors may elect a chairman and deputy chairman of their meetings and determine the period they are to hold office. If no chairman or deputy chairman is elected or if at any meeting neither the chairman nor the deputy chairman is present at the time appointed for the meeting, the Directors present at the meeting must choose 1 of their number to be chairman of the meeting.

13.7	Questions to be decided by majority

Questions arising at any meeting will be decided by a majority of votes of Directors present and voting. If necessary the chairman of the meeting will have a casting vote.

13.8	Resolutions without meetings

If a majority of Directors entitled to attend and vote at meetings of the Directors sign a document containing a statement that they are in favour of a resolution or resolutions set out in the document, the resolution or resolutions will be valid as if passed at a meeting of the Directors duly convened and held. Copies of the document may be distributed for signing by different Directors but each copy must have identical wording. The resolution is or resolutions are passed when the last Director signs the document.

13.9	Committee powers and meetings

The Directors may delegate any of their powers to a committee of Directors and may revoke any such delegation. Any committee must exercise the powers delegated to it in accordance with any directions of the Board. The meetings and proceedings of any committee consisting of 2 or more Directors will be governed by the provisions of this Constitution regulating the meetings and proceedings of the Directors so far as they are applicable and are not superseded by any direction made by the Board under this clause.

13.10	Validity of acts of Directors

All acts done by any meeting of the Directors or by a committee of the Directors or by any person acting as a Director are valid even if it is discovered afterwards that there was some defect in the appointment or election of any Director or person acting as a Director or that any Director was disqualified or had vacated office or was otherwise not entitled to vote or act.

14.	Directors’ contracts

14.1	Directors not disqualified from holding office or contracting with the Company

Despite any rule of law or equity:

(a)	no Director is disqualified because of his or her office from holding any office or place of profit with the Company or with any company promoted by the Company or with any corporation in which the Company is a shareholder or which is a shareholder of the Company or in which the Company is otherwise interested;

(b)	no Director is disqualified because of his or her office from contracting with the Company (whether as vendor, purchaser or otherwise); and

(c)	no contract referred to in subclause (b) or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested will be avoided and no Director will be liable to account to the Company for any profit arising from such a contract or arrangement or from any office referred to in subclause (a) (or other place of profit) only because that Director holds that office or because of the fiduciary relations established by it.

14.2	Director may hold office or act in professional capacity Subject to the Law, a Director:

(a)	may hold any office in connection with the Company’s business; and

(b)	may act individually or through the Director’s firm in a professional capacity for the Company and will be entitled to remuneration for professional services as though the Director were not a Director.

14.3	Director may vote on contract in which he is interested

A Director may vote on any matter about any contract or arrangement in which the Director is interested (whether directly or indirectly) and may be counted in a quorum, may affix the Seal and may otherwise act on any matter about that contract or arrangement.

14.4	Director not deemed to be interested in certain contracts or arrangements

A Director will not be deemed to be interested (whether directly or indirectly) or to have been at any time interested in any contract or arrangement or proposed contract or arrangement:

(a)	relating to any loan to the Company, merely by reason of the fact that the Director has guaranteed or joined in guaranteeing the repayment of that loan or any part of that loan; or

(b)	made or to be made with a corporation which under any provision of the Law is deemed to be related to or associated with the Company, because of being a Director of that corporation.

14.5	Directors to declare interest

Any Director who is directly or indirectly interested in a contract or arrangement or proposed contract or arrangement with the Company must declare the nature of the interest at the meeting of the Directors at which the contract or arrangement is first considered (if the interest then exists) or, in any other case, at the first meeting of the Directors held after the interest is acquired. A general notice by a Director that the Director is a member of any specified corporation or firm and is to be regarded as interested in any contract which may be made with that corporation or firm after the date of that notice is a sufficient declaration of interest about any contract so made if the notice complies with the provisions of the Law and in particular section 231(5) of the Law.

14.6	Directors to declare potential conflicts

Any Director who holds any office or possesses any property which might (whether directly or indirectly) create duties or interests in conflict with his duties or interests as a Director of the Company must declare the fact of the holding and the nature and extent of any conflict at the first meeting of the Directors held after the Director becomes a Director or (if already a Director) at the first meeting of the Directors held after the relevant facts came to the Director’s knowledge.

14.7	Secretary to record declarations of Directors

The Secretary must record any declarations made or notices given by a Director under this Constitution in the minutes of the meeting.

14.8	Effect of failure to make or record disclosures

Failure to make or to record any disclosures will not render voidable or void any contract, transaction or arrangement to which the disclosure relates.

15.	Powers of Directors

15.1	Powers of Directors

Subject to the Law and this Constitution, the business of the Company will be managed by the Directors, who may pay all expenses incurred in promoting and forming the Company and may exercise all of the powers of the Company that are not, by the Law or by this Constitution, required to be exercised by the Company in general meeting.

15.2	Powers to borrow or raise money

Without limiting the previous clause, the Directors may from time to time borrow or raise any sum or sums of money or incur other financial obligations for the purposes of the Company and may give or take security over the repayment of that sum or sums or the payment, performance or fulfilment of any debts, liabilities, contracts or obligations incurred or undertaken by the Company on terms and conditions as they determine and in particular by the issue or re-issue of bonds, perpetual or redeemable debentures or any mortgage, charge or other security on the undertaking or the whole or any part of the property, of the Company (both present and future) including its uncalled or unpaid capital.

15.3	Directors may vote Shares in other corporations

Subject to the Law, the Directors may exercise the voting power conferred by the shares in any corporation held by the Company as they determine including in circumstances where a Director may be interested in the exercise, such as an exercise in favour of any resolution appointing a Director as an officer of a corporation or voting or providing for the payment of remuneration to officers of the other corporation.

15.4	Security over the Company’s assets

Subject to the Law, if any Director or any other person becomes personally liable (whether as surety or otherwise) for the performance of any of the Company’s obligations, the Directors may,

despite their interest, execute or cause to be executed any mortgage, charge or security over or affecting the whole or any part of the assets of the Company by way of indemnity to secure the liability.

16.	Executive Directors

16.1	Managing Director

The Directors may at any time appoint 1 or more Directors to the office of Managing Director or to any other executive office for any period and on any terms they think fit and, subject to the terms of any agreement entered into in any particular case, may revoke the appointment. That appointment will be automatically terminated if the person ceases to be a Director.

16.2	Remuneration of executive Directors

An executive Director will, subject to the terms of any particular agreement entered into, receive that remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) determined by the Directors.

16.3	Directors may confer powers on executive Directors

The Directors may grant a Managing Director or other executive Director any of the powers exercisable by the Directors on terms and conditions and with any restrictions that they think fit. Any powers which are conferred may be concurrent with or to the exclusion of their own powers. The Directors may at any time revoke, withdraw, alter or vary all or any of those powers.

17.	Local management and attorneys

17.1	Local Boards and agencies

The Directors may at any time provide for the management of the affairs of the Company in any place and in any manner they think fit and without limiting the generality of this clause, the Directors may:

(a)	establish any local Boards or agencies for managing any of the affairs of the Company in any locality and may appoint any persons to be members of the local Board or to act as managers or agents of the Company and, in connection with any appointment, may fix remuneration, impose conditions and remove any appointee as the Directors think fit;

(b)	delegate to any person referred to in subclause (a) any of the powers, authorities and discretions of the Directors other than the power of making calls, and vary or annul that delegation; and

(c)	authorise the members of any local Board (or any of them) to fill up any vacancies and to act despite vacancies.

17.2	Appointment of attorney

The Directors may at any time by power of attorney appoint any person or persons to be the attorney or attorneys of the Company for those purposes and with those powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for that period and subject to those conditions that the Directors think fit. Any appointment may be made in favour of any company or the Members, directors, nominees or managers of any company or firm or in favour of any fluctuating body of persons (whether nominated by the Directors or otherwise) and any power of attorney may contain provisions for the protection or convenience of the attorney or attorneys and of persons dealing with the attorney or attorneys.

17.3	Sub-delegation of powers

Any delegate, manager, agent or attorney appointed by the Directors may be authorised by the Directors to sub-delegate all or any of the powers, authorities and discretions given to them.

18.	Directors’ remuneration

18.1	Remuneration of non-executive Directors

The Directors will be paid remuneration for services rendered as Directors (but excluding any remuneration payable to any Director under any executive service contract with the Company or a Related Body Corporate) as determined by the Company in general meeting. The remuneration of a Director will be deemed to accrue from day to day.

18.2	Additional remuneration for extra services

If any Director performs extra services or makes any special exertions, whether ingoing or residing abroad or otherwise for any of the purposes of the Company, the Company may pay that Director a fixed sum to be determined by the Directors. This payment may be either in addition to or instead of any remuneration determined under the preceding clause.

18.3	Expenses of Directors

In addition to any remuneration, the Directors may also be paid all travelling and other expenses incurred by them in attending and returning from meetings of the Directors, any committee of the Directors or any general meetings of the Company or otherwise in connection with the business of the Company.

19.	Minutes and registers to be kept

19.1	Minutes

(a)	The Directors must ensure minutes of Directors meetings are prepared within 1 Month of the relevant meeting. The minutes must contain details of:

(i)	the names of the Directors present at each meeting of the Directors and of any committee of Directors;

(ii)	all declarations made or notices given by any Director (either generally or specially) of his or her interest in any contract or proposed contract or of his or her holding of any office or property by which any conflict of duty or interest may arise;

(iii)	all orders made by the Directors and committees of Directors; and

(iv)	all resolutions and proceedings of general meetings of the Company, meetings of the Directors and meetings of any committee of the Directors.

(b)	Any minutes of any general meetings of the Company, meetings of the Directors or meetings of any committee of the Directors must be signed by the chairman of the meeting or by the chairman of the next succeeding meeting and once signed will be evidence of the matters stated in the minutes.

19.2	Registers

(a)	Complying with the Law, the Directors must set up and maintain:

(i)	a Members’ Register;

(ii)	a register of charges;

(iii)	if the Company grants options over unissued Shares, a register of option holders and copies of option documents;

(iv)	if the Company issues debentures, a register of debenture holders; and

(v)	any other registers required to be kept under the Law.

(b)	The registers may be kept either in a bound or loose leaf book or on computer. If a register is kept on computer, its contents must be capable of being printed out in hard copy.

19.3	Overseas branch registers

Subject to the Law, the Company may keep a branch register of Members at a place outside or inside Australia.

20.	The Secretary

A secretary or secretaries of the Company must be appointed by the Directors complying with the Law. The Directors may also appoint acting and assistant secretaries. At least 1 Secretary must be ordinarily resident in Australia. Any appointment may be for that term, at that remuneration and on those conditions the Directors think fit and any person so appointed may be removed by the Directors.

21.	The Seal

21.1	Use of the Seal

(a)	The Directors must provide for the safe custody of the Seal.

(b)	The Seal must be used only by the authority of the Board or a committee of the Directors with authority from the Board to authorise the use of the Seal.

(c)	Every document to which the Seal is affixed must be signed by a Director and countersigned by another Director, a Secretary or another person appointed by the Directors to countersign that document or a class of documents in which that document is included.

22.	Negotiable Instruments

All cheques, bills of exchange, promissory notes and other negotiable instruments must be ‘signed, drawn, accepted, made or endorsed (as the case may be) for and on behalf of the Company by those persons and in that manner determined by the Directors.

23.	Reserves fund

23.1	Reserves

Before declaring any dividends, the Directors may set aside out of the profits of the Company any sums they think proper as reserves to be applied to meet contingencies, to equalise dividends, to pay special dividends, to repair, improve or maintain any property of the Company or for any other purpose the Directors in their absolute discretion consider to be in the interests of the Company. Pending that application, the reserves may, at the discretion of the Directors, be used in the business of the Company or be invested in any investments the Directors think fit (including the purchase of ordinary Shares of the Company). The Directors may deal with and vary these investments and dispose of all or any part for the benefit of the Company and may divide the reserves into special reserves as they think fit.

23.2	Carry forward of profits

The Directors may carry forward any profits they consider ought not to be distributed as dividends without transferring those profits to a reserve.

23.3	Revaluation of assets

Subject to the Law, the Directors may revalue any assets of the Company.

24.	Dividends

24.1	Power to declare dividends vested in Directors

The power to declare dividends (including interim dividends) is vested in the Directors who may fix the amount and timing of any dividend in accordance with this Constitution.

24.2	Apportionment of dividends

Subject to the rights of Members entitled to Shares with preferential, special or qualified rights as to dividend, the profits of the Company are divisible among the Members in proportion to the amounts paid upon the Shares held by them. For the purposes of this clause:

(a)	any amount paid on a Share during the period for which a dividend is declared will only entitle the holder of that Share to a proportionate amount of that dividend from the date of payment;

(b)	an amount paid on a Share in advance of a call will not, whilst carrying interest, be taken to be paid; and

(c)	if any Share is issued on terms that it will rank for dividends as though fully or partially paid up as from a particular date, that Share will rank for dividends accordingly.

24.3	Selective dividends

The Directors may declare 1 dividend on all Shares or may declare 2 or more dividends at a meeting of Directors with each dividend declared on any Shares to the exclusion of any other Shares but so that the amount payable (out of the total of the amount of all dividends declared at that meeting) on all Shares is in the proportions specified in this Constitution.

24.4	Dividends may be payable in foreign currency

Dividends will be declared in Australian currency, but the Directors may, if they think fit, determine that any dividend payable to some or all the Members will be paid in a currency or currencies other than Australian currency. For that purpose the Directors may at the time of declaration of the dividend stipulate a date on which they will determine the rate or rates at which the dividend will be converted into the other currency or currencies. Payment in another currency or currencies of the amount of any dividend converted under this clause will be deemed as between the Company and all Members to be an adequate and proper payment of the amount of the dividend.

24.5	Dividends only payable out of profits Dividends may only be paid out of the profits of the Company.

24.6	No interest payable on dividends

Interest is not payable by the Company on any dividend.

24.7	Directors may retain certain dividends

Where a person is entitled to become a Member because of death, bankruptcy or other operation the Directors may retain the dividends payable on any Shares relating to those matters of law until that person or a nominated transferee becomes a Member for the Shares.

24.8	Payment of dividends

(a)	Any dividend, interest or other moneys payable for any Shares may be paid by cheque or warrant sent through the post to:

(i)	the registered address of the Member or person entitled or, in the case of joint holders, to the registered address of that holder whose name appears first on the register in respect of the joint holding; or

(ii)	to the person at the address directed by the holder or joint holders in writing.

(b)	Every cheque or warrant so sent may be made payable to the order of the person to whom it is sent and will be at the person’s risk.

24.9	Dividend payable by distribution of assets

(a)	The Directors may, when declaring a dividend:

(i)	resolve that the dividend be paid wholly or partly by the distribution of specific assets including paid up Shares or debentures of the Company or any other corporation; and

(ii)	to the extent permitted by law, direct that the dividend be payable to particular Members wholly or partly out of any particular fund or reserve or out of profits derived from any particular source and to the remaining Members wholly or partly out of any other particular fund or reserve or out of profits derived from any other particular source and may make the direction despite the different tax consequences for Members that the direction will have.

(b)	All matters concerning dividends including valuation of assets will be determined by the Directors as they think fit.

24A	Limited entitlements to dividends of “C” Shares

Notwithstanding anything else contained in this Constitution:

(c)	the “C” Shares shall, as to payment of any unpaid dividends, (whether on winding up of the company or otherwise), rank behind the Ordinary Shares; and

(d)	the Directors must not resolve to pay to the holders of the “C” Shares any more than 15% of any dividend which the Directors may declare from time to time

25.	Capitalisation of profits

25.1	Capitalisation of profits

(a)	The Directors may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s reserve accounts, profit and loss account, arising from a revaluation or sale of assets or otherwise available for distribution to Members. The sum capitalised will be applied for the benefit of Members in the proportions to which those Members would have been entitled in a distribution of that sum by way of dividend as follows:

(i)	in or towards paying up any amounts for the time being unpaid on any Shares held by Members;

(ii)	in paying up in full or in part (as decided by the directors) any unissued Shares or debentures of the Company to be allotted and distributed credited as fully paid to Members; or

(iii)	partly as permitted by subclause (a)(i) and partly as permitted by subclause (a)(ii).

(b)	For the purposes of this clause, any capital redemption reserve fund may only be applied in paying up unissued Shares to be issued to Members of the Company as fully paid bonus Shares and any amount standing to the credit of this account and to the capital redemption reserve will be automatically transferred to the share capital account.

25.2	Directors’ powers in relation to capitalisation of profits Where a resolution is passed under the previous clause, the Directors may.

(a)	appoint any person to make an agreement on behalf of the Members entitled to benefit from the resolution where that agreement is required under the Law or is otherwise considered by the Directors to be desirable;

(b)	issue fractional certificates or make cash payments where Shares or debentures become issuable in fractions; and

(c)	otherwise make provisions for adjusting differences and settling any difficulty arising under the resolution including a determination that fractions will be disregarded or that a fractional entitlement be increased to the next whole number.

26.	Financial statements

26.1	Financial records

The Directors must cause financial and other records to be kept to correctly record and explain the transactions and financial position of the Company, to enable true and fair profit and loss accounts and balance sheets to be prepared and to permit preparation of any other documents required by the Law or this Constitution. The records must be kept:

(a)	in the manner which will enable them to be conveniently and properly audited;

(b)	for 7 years after the completion of the transactions or operations to which they relate; and

(c)	at the Office or at any other place the Directors think fit and at all times be open to inspection by the Directors

26.2	Financial statements/reports

(a)	If required by the Law or if the Directors so determine, the Company must prepare:

(i)	a profit and loss account for the last Financial Year of the Company;

(ii)	a balance sheet as at the date to which the profit and loss account is made up; and

(iii)	attached to the documents referred to in subclauses (a)(i) and (a)(ii), a report by the Directors about the state of the Company’s affairs, a statement by the Directors in accordance with the Law and the auditors’ report for the documents unless the Company in accordance with the Law has resolved not to appoint auditors.

(b)	The profit and loss accounts, balance sheets and reports must comply with all applicable provisions of the Law.

27.	Audit

27.1	Auditors

If the Company is required or wishes to appoint auditors:

(a)	auditors of the Company must be appointed and removed and their remuneration, rights and duties will be regulated under the provisions of the Law; and

(b)	the accounts of the Company must be audited for each Financial Year of the Company and the correctness of the profit and loss account and balance sheet must be ascertained by the auditors of the Company complying with the Law.

27.2	Approval of financial statements

Accounts of the Company when prepared by the Directors will be conclusive except regarding any error identified within 3 Months after the date of preparation. If any error is identified within this period, the accounts must immediately be corrected and will then be conclusive.

28.	Inspection of records

(a)	Subject to the Law, the Directors will determine whether, to what extent, at what times and places and under what conditions the accounting and other records of the Company or any of them will be open to the inspection of the Members.

(b)	A Member who is not a Director will not have any right to inspect any account, book or document of the Company or receive any information concerning the business, trading or customers of the Company or any trade secret or secret process of the Company except as provided by the Law or as authorised by the Directors or a resolution of the Company in general meeting.

29.	Notices

29.1	Service of notices by the Company

A notice may be given by the Company to any Member either personally, by facsimile or electronically to the relevant facsimile number or electronic address of the Member as shown on the Members’ Register, or as advised by the Member, by sending it by post addressed to the Member at the address shown in the Members’ Register or otherwise by any other method, including by advertisement, as the Directors determine.

29.2	Posting notices to overseas Members

In the case of a Member whose registered address is outside Australia, a notice sent by post must be sent by pre-paid airmail in an envelope.

29.3	Notices to joint holders

A notice may be given by the Company to the joint holders of a Share by giving the notice to the joint holder named first in the Members’ Register and notice so given will be sufficient notice to all the joint holders.

29.4	Notice deemed to be served

(a)	Any notice by advertisement will be deemed to have been served on the day of publication of the newspaper containing the advertisement.

(b)	Any notice sent by post will be deemed to have been served on the day following the day on which the notice is posted unless sent by airmail to an address outside the country in which it was posted, in which case it will be deemed to have been served on the fifth day following the day on which it is posted.

(c)	A notice sent by facsimile or other electronic means will be deemed to have been served on the same day that it is sent.

29.5	Service by post

To prove service by post, it is sufficient to prove that the notice with required postage was properly addressed and posted. A certificate in writing signed by any manager, Secretary or other officer of the Company that the notice was properly addressed and posted will be conclusive evidence of those matters.

29.6	Notices to Members whose whereabouts unknown

(a)	Where:

(i)	the Company has a genuine reason to believe that a Member is not known at the address shown for that Member in the Members’ Register;

(ii)	the Company has subsequently made an enquiry at that address as to the whereabouts of the Member; and

(iii)	the enquiry either elicits no response or a response indicating that the Member’s present whereabouts are unknown;

all future notices will be deemed to be given to the Member if the notice is exhibited in the Office for a period (not including weekends and public holidays) of 48 hours and will be deemed to be duly served at the beginning of that period.

(b)	This clause will apply unless and until the Member informs the Company of a registered place of address or that the Member has resumed residence at the Member’s address shown in the Members’ Register or notifies the Company of a new address to which the Company may send the Member notices (which will be deemed to be the Member’s registered address).

29.7	Notices binding on transferees

Every person who by operation of law, transfer or otherwise becomes entitled to any Share will be bound by every notice for the Share which, prior to the person’s name and address being entered on the Members’ Register, is given to the person from whom the person derives their title to the Share.

29.8	Notice to deceased or bankrupt Members

Any notice or document given to a Member will be deemed to have been properly given for any Shares held solely or jointly by the Member despite the Member’s death or bankruptcy and whether or not the Company has notice of death or bankruptcy until some other person is registered in place of the Member as the holder or joint holder.

29.9	Signing of notices

The signature to any notice to be given by the Company may be written or printed.

29.10	Counting of days

Where a given number of days’ notice or notice extending over any other period is required to be given, the day on which notice is deemed to be given will be included in the number of days or other period.

30.	Winding up

30.1	Distribution of assets

(a)	If the Company is wound up and the assets available for distribution among the Members are insufficient to repay the whole of the paid up capital, the assets will be distributed to the Members, as nearly as possible, in proportion to the capital paid up at the end of the winding up on the Shares held by them.

(b)	If in a winding up the assets available for distribution among the Members are more than sufficient to repay the whole of the capital paid up at the beginning of the winding up, the excess will (subject to the rights of the holders of Shares issued upon special terms and conditions) be distributed amongst the Members in proportion to the capital paid up at the end of the winding up on the Shares held by them.

30.2	Fee or commission paid to liquidator to be approved in general meeting

No fee or commission will be paid by the Company to any Director or liquidator upon any sale or realisation of the Company’s undertaking or assets or any part of them except with the approval of the Company in general meeting, that meeting to be convened by notice specifying the fee or commission proposed to be paid.

30.3	Distribution in specie

If the Company is wound up (whether voluntarily or otherwise), the liquidator may, with the sanction of a Special Resolution, divide among the contributories in specie or kind any part of the assets of the Company and may, subject to obtaining the same sanction, vest any part of the assets of the Company in trustees upon any trusts for the benefit of the contributories or any of them as the liquidator thinks fit. For the purposes of this clause, the liquidator may set values as he or she considers fair and reasonable on any property to be divided and determine how the division is to be carried out.

30.4	Distribution of assets other than in accordance with legal rights

If the liquidator considers it expedient, any division of assets under the preceding clause may be otherwise than complying with the legal rights of the contributories and in particular, any class may be given preferential or special rights or may be excluded altogether or in part from a division of assets. Where any division occurs which does not comply with the legal rights of the contributories, any contributory who would be prejudiced will have a right to dissent and ancillary rights under section 507 of the Law.

30.5	Distribution on partly paid Shares

In any division of assets, where a contributory is entitled to Shares with a liability to pay calls or otherwise, the contributory may, within 10 days after the passing of the Special Resolution for the division, by notice in writing direct the liquidator to sell his or her proportion and pay the net proceeds to him or her and the liquidator will, if practicable, act accordingly.

31.	Indemnity and insurance

31.1	Indemnity of officers of the Company

The Company indemnifies every person who is or has been an officer (as defined in section 241(4) of the Law) of the Company or of a wholly-owned subsidiary of the Company (the “Officer”) against the following:

(a)	any liability for costs and expenses incurred by the Officer in his or her capacity as an officer of the Company or of a wholly-owned subsidiary of the Company, in defending any proceedings, whether civil or criminal, in which judgment is given in the Officer’s favour, or in which the Officer is acquitted, or in connection with an application in relation to any such proceedings in which relief under the Law is granted to the Officer by a Court; and

(b)	any liability incurred by the Officer in his or her capacity as an officer of the Company or of a wholly-owned subsidiary of the Company, to a person other than the Company or a Related Body Corporate, unless the liability arises out of conduct by the Officer involving a lack of good faith.

31.2	Insurance

The Company may pay premiums for an insurance policy in favour of any Director or other officer (as defined in the Law) for any type of liability, subject to the Law.

32.	Overriding provisions

32.1	Rights of majority Shareholder

(a)	Whenever 1 Member holds 90% or more in nominal value of the issued ordinary Shares of the Company (“the majority Shareholder”), this clause will apply and if there is any inconsistency will have overriding effect as against all other provisions of this Constitution.

(b)	The majority Shareholder may at any time:

(i)	appoint any person to be a Director or remove from office any Director despite the terms of any agreement but without prejudice to any claim for damages in respect of termination of his or her office; and

(ii)	restrict any powers of the Directors in the manner and to such extent as the majority Shareholder may determine by giving notice to the Company.

(c)	Any such appointment, removal or notice must be in writing served on the Company and signed by the majority Shareholder or, if the majority Shareholder is a company, on behalf of the majority Shareholder by any 2 of its directors or by any one of its directors and its secretary or some other person duly authorised for the purpose and validly appointed in accordance with the laws of the country in which the majority Shareholder is domiciled.

(d)	No person dealing with the Company will be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted and no obligation incurred or security given or transaction effected by the Company to or with any third party will be invalid or ineffectual unless the third party had, at the time, express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

Endorsed

Signature of:
for and on behalf of the ‘C’ shareholder
Dated:

Signature of:
for and on behalf of World-Wide Ventures as the ‘A’ shareholder and the ‘B’ shareholder
Dated: